Exhibit 10.66

Summary of Annual Compensation Structure
for Non-Associate Directors
of Abercrombie & Fitch Co. for Fiscal 2018

Any officer of Abercrombie & Fitch Co. (the “Company”) who is also a director receives no additional compensation for services rendered as a director. For the fiscal year ended February 2, 2019 (“Fiscal 2018”), directors who are not associates of the Company or its subsidiaries (“non-associate directors”) were entitled to receive and they continue to be entitled to receive:

•	an annual cash retainer of $65,000 for service on the Board of Directors (paid quarterly in arrears);

•
an additional annual cash retainer for each standing committee Chair and member: (i) the Chair and the members of the Audit and Finance Committee are to receive an additional annual cash retainer of $40,000 and $25,000, respectively; (ii) the Chair and the members of the Compensation and Organization Committee are to receive an additional annual cash retainer of $30,000 and $12,500, respectively; and (iii) the Chairs and the members of all other standing committees are to receive an additional annual cash retainer of $25,000 and $12,500, respectively. In each case, the retainers are paid quarterly in arrears;

•	an additional annual cash retainer for the Company’s Non-Executive Chairman of the Board as described below under the caption for “Terry L. Burman - Non-Executive Chairman of the Board Compensation”;

•
an annual grant of RSUs, to be granted on the date of the annual meeting of stockholders of the Company (if the non‑associate directors continue to serve after the annual meeting of stockholders) and which will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of a non-associate director’s death or total disability or upon termination of service in connection with a change of control of the Company. The market value of the shares of Common Stock underlying the annual grant of RSUs on the grant date is to be $150,000. This grant, based on the market value of the shares of Common Stock underlying the RSUs to be granted, aligns with market practice and results in a consistent market value for the RSUs granted each year; and

•	an additional grant of RSUs for the Company’s Non-Executive Chairman of the Board as described below under the caption for “Terry L. Burman - Non-Executive Chairman of the Board Compensation.”

Arthur C. Martinez

In connection with the resignation by Arthur C. Martinez from the role of Executive Chairman of the Board of the Company, effective April 2, 2018 (the execution date by Mr. Martinez), the Company and Mr. Martinez entered into an agreement to set forth the terms of Mr. Martinez’s cash and equity compensation for his service as a non-associate director of the Company for the period from February 4, 2018 through the Company’s 2018 Annual Meeting of Stockholders held on June 14, 2018. The portion of the Executive Chairman Cash Retainer ($179,945), which would have been paid to Mr. Martinez for the period from February 4, 2018 through June 14, 2018, was forfeited. Mr. Martinez instead received (i) a pro-rated amount of the standard $65,000 annual cash retainer for non-associate directors in the amount of $23,393 and (ii) a pro-rated amount of the $12,500 annual cash retainer for members of the Executive Committee in the amount of $4,499, in each case for his service from February 4, 2018 through June 14, 2018. Mr. Martinez also received a pro-rated portion of the standard RSU grant for non-associate directors for the period from February 4, 2018 through June 14, 2018 covering 4,309 shares. A pro-rated portion of Mr. Martinez’s Executive Chairman RSU Retainer (which had been granted on the date of the 2017 Annual Meeting of Stockholders), covering 24,413 shares, for the period between February 4, 2018 and June 14, 2018, was forfeited.

Terry L. Burman - Non-Executive Chairman of the Board Compensation

In connection with Mr. Burman’s assumption of the role of Non-Executive Chairman of the Board on February 3, 2018 and his resignation as the Chair of the Nominating and Board Governance Committee effective February 23, 2018, his compensation as Chair of the Nominating and Board Governance Committee was pro-rated for the period from June 15, 2017 through February 23, 2018 to reflect his service in that role during Fiscal 2018.

In his capacity as the Non-Executive Chairman of the Board of the Company, Mr. Burman’s compensation was immediately adjusted to reflect the scope of his new role. Mr. Burman’s additional pay as Non-Executive Chairman of the Board was set to reflect the increased demands of the role given the Board’s large workload and high meeting frequency during the Company’s ongoing transformation. Mr. Burman received and will continue to receive the following compensation:

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an additional annual cash retainer of $100,000 (the “Non-Executive Chairman Cash Retainer”), paid quarterly in arrears, with the amount of the Non-Executive Chairman Cash Retainer pro-rated for the period from February 3, 2018 through the date of the Company’s 2018 Annual Meeting of Stockholders so that Mr. Burman received $35,989 for such period; and

•
an additional annual grant of RSUs, with the market value of the shares of Common Stock underlying this annual grant being equal to $100,000 on the grant date (the “Non-Executive Chairman RSU Retainer”), with the Non-Executive Chairman RSU Retainer pro-rated for the period from February 3, 2018 through the date of the Company’s 2018 Annual Meeting of Stockholders. These additional RSUs for the pro-rated period were granted to Mr. Burman in February of 2018, with an approximate market value of $35,989, and vested on the date of the Company’s 2018 Annual Meeting of Stockholders.

Mr. Burman’s compensation for his role as the Non-Executive Chairman of the Board was intentionally set at the high end of the competitive market range to reflect: (i) his active leadership of the Board of Directors and collaboration with management during the Company’s ongoing transformation; (ii) his role in Board leadership continuity as the Company transitions from the “Stabilizing while Transforming” phase of the Company’s strategic plan to the critical “Growing while Transforming” phase; and (iii) the Board of Directors’ continued commitment to proactive and strong governance practices.

Accordingly, and keeping in line with the Company’s philosophy that non-employee director compensation should be commensurate with the Board of Directors’ relative workload, Mr. Burman received and he continues to be entitled to receive the full amount of the annual Non‑Executive Chairman Cash Retainer (paid to him quarterly in arrears) and the annual grant of the Non‑Executive Chairman RSU Retainer subject to the following provisions:

•	RSUs representing the full amount of the Non-Executive Chairman RSU Retainer are to be granted on the date of the annual meeting of stockholders of the Company;

•
RSUs will vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next regularly scheduled annual meeting of stockholders of the Company after the grant date; in each case, subject to earlier vesting in the event of Mr. Burman’s death or total disability or upon a change of control of the Company; and

•
if Mr. Burman’s service as Non-Executive Chairman of the Board ends for any reason other than his death or total disability, a pro-rata portion of unvested RSUs subject to the Non-Executive Chairman RSU Retainer will vest to reflect the portion of the year that has elapsed between the grant date and the date on which his service as Non-Executive Chairman of the Board ends.

All non-associate directors are reimbursed for their expenses for attending meetings of the Board of Directors and Board committees and receive the discount on purchases of the Company’s merchandise extended to all Company associates.